+Exhibit 99.1

News Release - For Immediate Release October 29, 2024	For More Information, Contact: Michael E. McFarland, President and Chief Executive Officer (617-471-0750)

CFSB BANCORP, INC. ANNOUNCES FISCAL FIRST QUARTER 2025 FINANCIAL RESULTS

QUINCY, Massachusetts, October 29, 2024 – CFSB Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: CFSB), the holding company for Colonial Federal Savings Bank (the “Bank”), announced a net loss of $6,000, or $0.00 per basic and diluted share, for the three months ended September 30, 2024 compared to net income of $123,000, or $0.02 per basic and diluted share, for the three months ended September 30, 2023 and net income of $160,000, or $0.03 per basic and diluted share, for the three months ended June 30, 2024.

Michael E. McFarland, President and Chief Executive Officer, states "Returns on equity and assets in the first quarter of 2025 were significantly lower than our long-term performance, reflecting the ongoing challenges from the increase in short-term interest rates over the last twenty-four months and a historically long and deep inversion of the yield curve. We have seen the beginning of rate reductions from the Federal Reserve and look forward to a flat yield curve. As assets continue to reprice the challenges on competitive deposit rates should start to diminish as the market adjusts.”

First Quarter Operating Results

Net interest income, on a fully tax-equivalent basis, decreased by $169,000, or 9.2%, to $1.7 million for the three months ended September 30, 2024, from $1.8 million for the three months ended September 30, 2023. The net interest margin decreased by 30 basis points to 1.92% for the three months ended September 30, 2024, from 2.22%, for the three months ended September 30, 2023. Interest income increased $481,000, or 17.4%, due to a $134,000 increase in interest and dividends on securities, a $285,000 increase in interest on cash and short-term investments and a $62,000 increase in interest and fees on loans. These changes reflect an overall increased yield on interest-earning assets of 39 basis points, due to the higher rate environment as well as an increase in the average balance of cash and short-term investments of $23.0 million, partially offset by a decrease in the average balance of loans of $5.2 million and a decrease in the average balance of securities of $1.7 million. Interest expense increased $650,000, or 70.2%, due to an increase of $581,000 in interest expense on interest-bearing deposits, and a $69,000 increase in interest expense on FHLB advances. The increase in interest expense on interest-bearing deposits reflected a 92 basis point increase in the average cost, primarily due to the higher interest rate environment and an increased percentage of higher costing certificates of deposit in the portfolio, and an $8.9 million increase in the average balance of interest-bearing deposits. The increase in interest expense on FHLB advances was due to a $6.8 million, or 189.8%, increase in the average balance of FHLB advances for the three months ended September 30, 2024, compared to the three months ended September 30, 2023, offset by a 100 basis point decrease in the average cost of FHLB advances as newer advances were borrowed at lower rates.

Net interest income, on a fully tax-equivalent basis, increased by $20,000, or 1.2%, to $1.7 million for the three months ended September 30, 2024, from $1.6 million for the three months ended June 30, 2024. The net interest margin decreased by one basis point to 1.92% for the three months ended September 30, 2024, from 1.93% for the three months ended June 30, 2024. The decline was primarily due to an eight basis point increase in the average rate for certificates of deposit and a $3.8 million increase in the average balance of certificates of deposit, offset by a five basis point increase in the average yield on interest-earning assets and a $4.8 million increase in the average balance of interest-earning assets. The interest earned on loans increased $21,000 for the three months ended September 30, 2024, compared to the three months ended June 30, 2024, due to a six basis point increase in the yield offset by a $703,000 decrease in the average balance. The interest earned on securities increased $20,000 for the three months ended September 30, 2024, compared to the three months ended June 30, 2024, due to an eight basis point increase in the average yield offset by a $1.1 million decrease in the average balance. The interest earned on cash and short-term investments increased $48,000, to $330,000 for the three months ended September 30, 2024 from $282,000 for the three months ended June 30, 2024, due to a 66 basis point decrease in the average yield offset by a $6.6 million increase in the average balance. The increase in interest earned on interest-earning assets was also due to higher average cash balances as well as higher yields.

The Company recorded reversals of the provision for credit losses of $71,000, $166,000, and $32,000 for the three months ended September 30, 2024, September 30, 2023, and June 30, 2024, respectively. The $15,000 reversal for credit losses for securities held to maturity was primarily due to improvements in economic conditions and lower balances at September 30, 2024. The $8,000 reversal for credit losses for off-balance sheet exposures was primarily due to a decrease of $842,000 in unfunded commitments at September 30, 2024. The $48,000 reversal for credit

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15 Beach Street, Quincy, MA 02170 | 617.471.0750 | colonialfed.com

losses for loans was primarily due to improvements in economic conditions, lower loan balances and continued strong asset quality at September 30, 2024. The allowance for credit losses on loans as a percentage of total loans was 0.89%, 0.94%, and 0.90% at September 30, 2024, September 30, 2023, and June 30, 2024, respectively.

Non-interest income increased $10,000, or 6.3%, to $170,000 for the three months ended September 30, 2024, from $160,000 for the three months ended September 30, 2023, primarily due to an increase of $6,000 in other income and an increase of $3,000 in income on bank-owned life insurance.

Non-interest income increased $4,000, or 2.4%, to $170,000 for the three months ended September 30, 2024, from $166,000 for the three months ended June 30, 2024, due to an increase of $4,000 in customer service fees and an increase of $3,000 in income on bank-owned life insurance, offset by a decrease of $3,000 in other income.

Non-interest expense decreased $45,000, or 2.3%, to $1.9 million for the three months ended September 30, 2024, compared to the three months ended September 30, 2023. The decrease was primarily due to a decrease in salaries and employee benefits of $48,000, offset by an increase in data processing costs of $5,000. The decrease in salaries and employee benefit expense was primarily due to a reduction in head count.

Non-interest expense increased $106,000, or 6.0%, to $1.9 million for the three months ended September 30, 2024, from $1.8 million for the three months ended June 30, 2024. The increase was due to an increase in salaries and employee benefits of $66,000, primarily due to the increased cost of the pension plan, an increase in occupancy and equipment expense of $26,000, due to an increase in service contracts expense, and an increase of $12,000 in data processing costs.

The Company recorded an income tax expense of $19,000 for the three months ended September 30, 2024, compared to income tax expense of $93,000 for the three months ended September 30, 2023 and an income tax benefit of $106,000 for the three months ended June 30, 2024. The decrease in income tax expense for the three months ended September 30, 2024, compared to the three months ended September 30, 2023, was due to a decrease in income before income taxes. Income tax expense for the three months ended September 30, 2024 was greater than pre-tax income of $13,000 because of a $46,000 increase to the valuation allowance on the charitable contribution carryover. The increase in income tax expense for the three months ended September 30, 2024, compared to the three months ended June 30, 2024, was due to an income tax benefit related to the recognition of a post-retirement benefit and adjustments to the net deferred tax asset during the three months ended June 30, 2024.

Balance Sheet

Assets: At September 30, 2024, total assets increased $18.3 million, or 5.3%, to $364.5 million at September 30, 2024, from $346.2 million at September 30, 2023. The increase resulted primarily from increases in cash and cash equivalents of $24.5 million, offset by a decrease in total loans of $6.2 million. The increase in cash and cash equivalents was due to net paydowns of loans of $6.2 million, increases in deposits of $11.0 million and increases in FHLB advances of $7.1 million. At September 30, 2024, total assets amounted to $364.5 million, compared to $363.4 million at June 30, 2024, an increase of $1.1 million, or 0.3%. The increase resulted primarily from increases in cash and cash equivalents of $3.7 million, offset by a decrease in total loans of $2.5 million. The increase in cash and cash equivalents was due to the decrease in loans of $2.5 million, increases in deposits of $829,000 and increases in mortgagors' escrow accounts of $65,000.

Asset Quality: At September 30, 2024, there were four one- to four-family loans totaling $1.4 million rated substandard with a provision for credit loss of $10,000. There were no loans rated special mention, doubtful or loss and no non-performing or delinquent loans at September 30, 2024. There were $1,000 in charge-offs of deposit overdrafts for the three months ended September 30, 2024. At September 30, 2023, we had four one- to four-family loans totaling $1.4 million rated as special mention. There were no loans categorized as substandard, doubtful or loss and no non-performing loans at September 30, 2023. There were no charge-offs for the three months ended September 30, 2023. At June 30, 2024, there were four one- to four-family loans totaling $1.4 million rated substandard with a provision for credit loss of $10,000. There were no loans rated special mention, doubtful or loss and no non-performing or delinquent loans at June 30, 2024. There were no charge-offs for the three months ended June 30, 2024.

Liabilities: Deposits increased by $11.0 million, or 4.2%, to $271.7 million at September 30, 2024 compared to $260.7 million at September 30, 2023. The increase was due to an increase of $20.6 million in higher-yielding term certificates of deposit, offset by decreases of $5.7 million in regular accounts, $2.5 million in money market accounts, and $1.7 million in interest-bearing NOW and demand accounts. Deposits increased by $829,000, or 0.3%, to $271.7 million at September 30, 2024 compared to $270.8 million at June 30, 2024. The increase was due to increases of $1.9 million in higher-yielding term certificates, $938,000 interest-bearing NOW and demand accounts, $467,000 in regular accounts and $431,000 in money market accounts, offset by a decrease of $2.9 million in non-interest-bearing NOW and demand accounts. The change in composition and the increase in certificates of deposit was a result of the Bank offering certificate of deposit promotions as customers seek accounts with higher interest rates.

Stockholders' Equity. Total stockholders' equity increased $138,000, to $76.0 million at September 30, 2024, from $75.9 million at September 30, 2023. The increase was primarily due to the changes in unearned ESOP compensation of $102,000 and stock-based compensation of $324,000, offset by the purchase of company stock of $195,000 and the net loss for the twelve months ended September 30, 2024 of $96,000.

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15 Beach Street, Quincy, MA 02170 | 617.471.0750 | colonialfed.com

Total stockholders' equity decreased $15,000, to $76.0 million at September 30, 2024, compared to June 30, 2024. The decrease was primarily due to the changes in unearned ESOP compensation of $26,000 and stock-based compensation of $90,000, offset by the purchase of company stock of $117,000 and the net loss for the three months ended September 30, 2024 of $6,000.

About CFSB Bancorp, Inc.

CFSB Bancorp, Inc. is the federal mid-tier holding company of Colonial Federal Savings Bank and is the majority-owned subsidiary of 15 Beach, MHC. Colonial Federal Savings Bank is a federally chartered stock savings bank that has served the banking needs of its customers on the south shore of Massachusetts since 1889. It operates from three full-service offices and one limited-service office in Quincy, Holbrook and Weymouth, Massachusetts.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, demand for loan products, deposit flows, changes in the interest rate environment, the effects of inflation, general economic conditions or conditions within the securities markets, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the FRB, changes in the quality, size and composition of our loan and securities portfolios, changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio; changes in asset quality, prepayment speeds, charge-offs and/or credit loss provisions, our ability to access cost-effective funding; changes in demand for our products and services, legislative, accounting, tax and regulatory changes, the current or anticipated impact of military conflict, terrorism or other geopolitical events, a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged, the failure to maintain current technologies and the failure to retain or attract employees.

You should not place undue reliance on forward-looking statements. CFSB Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

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15 Beach Street, Quincy, MA 02170 | 617.471.0750 | colonialfed.com

CFSB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets (Unaudited)

(In thousands, except per share data)

				% Change
	September 30,	June 30,	September 30,	Sep 2024 vs.	Sep 2024 vs.
	2024	2024	2023	Jun 2024	Sep 2023
Assets:
Cash and due from banks	$1,157	$1,339	$1,394	(13.6)%	(17.0)%
Short-term investments	29,510	25,620	4,724	15.2%	524.7%
Total cash and cash equivalents	30,667	26,959	6,118	13.8%	401.3%
Securities available for sale, at fair value	108	113	139	(4.4)%	(22.3)%
Securities held to maturity, at amortized cost, net of allowance for credit losses	146,853	146,994	147,537	(0.1)%	(0.5)%
Loans:
1-4 family	135,834	138,005	137,743	(1.6)%	(1.4)%
Multifamily	11,961	12,066	12,883	(0.9)%	(7.2)%
Second mortgages and home equity lines of credit	3,232	3,372	3,129	(4.2)%	3.3%
Commercial	16,829	16,833	20,110	(0.0)%	(16.3)%
Total mortgage loans on real estate	167,856	170,276	173,865	(1.4)%	(3.5)%
Consumer	71	65	65	9.2%	9.2%
Home improvement	1,981	2,037	2,180	(2.7)%	(9.1)%
Total loans	169,908	172,378	176,110	(1.4)%	(3.5)%
Allowance for credit losses	(1,504)	(1,553)	(1,649)	(3.2)%	(8.8)%
Net deferred loan costs and fees, and purchase premiums	(381)	(387)	(381)	(1.6)%	0.0%
Loans, net	168,023	170,438	174,080	(1.4)%	(3.5)%
Federal Home Loan Bank of Boston stock, at cost	704	704	405	0.0%	73.8%
Premises and equipment, net	3,186	3,246	3,354	(1.8)%	(5.0)%
Accrued interest receivable	1,354	1,398	1,395	(3.1)%	(2.9)%
Bank-owned life insurance	10,739	10,670	10,468	0.6%	2.6%
Deferred tax asset	1,243	1,245	1,132	(0.2)%	9.8%
Operating lease right of use asset	836	860	930	(2.8)%	(10.1)%
Other assets	773	812	663	(4.8)%	16.6%
Total assets	$364,486	$363,439	$346,221	0.3%	5.3%

Liabilities and Stockholders' Equity:
Deposits:
Non-interest-bearing NOW and demand	$31,190	$34,124	$30,918	(8.6)%	0.9%
Interest-bearing NOW and demand	29,200	28,262	30,902	3.3%	(5.5)%
Regular and other	54,659	54,192	60,389	0.9%	(9.5)%
Money market accounts	22,387	21,956	24,877	2.0%	(10.0)%
Term certificates	134,234	132,307	113,587	1.5%	18.2%
Total deposits	271,670	270,841	260,673	0.3%	4.2%
Federal Home Loan Bank of Boston advances	10,350	10,350	3,250	0.0%	218.5%
Mortgagors' escrow accounts	1,590	1,525	1,626	4.3%	(2.2)%
Operating lease liability	855	877	941	(2.5)%	(9.1)%
Accrued expenses and other liabilities	3,986	3,796	3,834	5.0%	4.0%
Total liabilities	288,451	287,389	270,324	0.4%	6.7%

Stockholders' Equity:
Common stock	65	65	65	0.0%	0.0%
Additional paid-in capital	28,220	28,139	27,896	0.3%	1.2%
Treasury stock	(195)	(78)	-	150.0%	100.0%
Retained earnings	50,220	50,226	50,316	(0.0)%	(0.2)%
Accumulated other comprehensive loss, net of tax	-	(1)	(3)	(100.0)%	(100.0)%
Unearned compensation - ESOP	(2,275)	(2,301)	(2,377)	(1.1)%	(4.3)%
Total stockholders' equity	76,035	76,050	75,897	(0.0)%	0.2%
Total liabilities and stockholders' equity	$364,486	$363,439	$346,221	0.3%	5.3%

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15 Beach Street, Quincy, MA 02170 | 617.471.0750 | colonialfed.com

CFSB Bancorp, Inc. and Subsidiary

Consolidated Statements of Net (Loss) Income (Unaudited)

(In thousands, except per share data)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2024	2024	2023
Interest and dividend income:
Interest and fees on loans	$1,784	$1,763	$1,722
Interest and dividends on debt securities:
Taxable	1,028	999	868
Tax-exempt	77	84	97
Interest on short-term investments and certificates of deposit	330	282	45
Total interest and dividend income	3,219	3,128	2,732

Interest expense:
Deposits	1,457	1,389	876
Borrowings	119	118	50
Total interest expense	1,576	1,507	926

Net interest income	1,643	1,621	1,806
Reversal of credit losses for securities held to maturity	(15)	(29)	(43)
Reversal of credit losses for off-balance sheet exposures	(8)	5	(13)
Reversal of credit losses for loans	(48)	(8)	(110)
Net interest income after reversal of credit losses	1,714	1,653	1,972

Non-interest income:
Customer service fees	41	37	40
Income on bank-owned life insurance	69	66	66
Other income	60	63	54
Total non-interest income	170	166	160

Non-interest expenses:
Salaries and employee benefits	1,096	1,030	1,144
Occupancy and equipment	251	225	254
Advertising	36	34	38
Data processing	94	82	89
Deposit insurance	34	34	33
Other general and administrative	360	360	358
Total non-interest expenses	1,871	1,765	1,916

Income before income taxes	13	54	216
Provision (benefit) for income taxes	19	(106)	93
Net (loss) income	$(6)	$160	$123

Net (loss) income per share:
Basic	$0.00	$0.03	$0.02
Diluted	$0.00	$0.03	$0.02

Weighted average shares outstanding:
Basic	6,294,603	6,307,261	6,282,203
Diluted	6,294,603	6,307,261	6,282,203

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15 Beach Street, Quincy, MA 02170 | 617.471.0750 | colonialfed.com

CFSB Bancorp, Inc. and Subsidiary

Average Balances and Yields, Fully Tax-Equivalent Basis (Unaudited)

(Dollars in thousands)

	Average Balance and Yields
	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets:
Loans	$171,488	$1,784	4.16%	$172,191	$1,763	4.10%	$176,668	$1,722	3.90%
Securities (1)	147,649	1,125	3.05%	148,748	1,105	2.97%	149,259	991	2.66%
Cash and short-term investments	26,873	330	4.91%	20,266	282	5.57%	3,852	45	4.67%
Total interest-earning assets	346,010	3,239	3.74%	341,205	3,150	3.69%	329,779	2,758	3.35%
Non-interest-earning assets	17,170			17,059			16,655
Total assets	$363,180			$358,264			$346,434
Interest-bearing liabilities:
Interest-bearing demand deposits	$29,753	$4	0.05%	$29,463	$4	0.05%	$29,912	$4	0.05%
Savings deposits	54,004	14	0.10%	55,173	14	0.10%	62,446	16	0.10%
Money market deposits	22,365	14	0.25%	22,332	13	0.23%	26,271	17	0.26%
Certificates of deposit	133,142	1,425	4.28%	129,340	1,358	4.20%	111,812	839	3.00%
Total interest-bearing deposits	239,264	1,457	2.44%	236,308	1,389	2.35%	230,441	876	1.52%
FHLB advances	10,350	119	4.60%	10,350	118	4.56%	3,571	50	5.60%
Total interest-bearing liabilities	249,614	1,576	2.53%	246,658	1,507	2.44%	234,012	926	1.58%
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	31,748			29,790			30,971
Other non-interest-bearing liabilities	5,809			6,011			5,740
Total liabilities	287,171			282,459			270,723
Total stockholders' equity	76,009			75,805			75,711
Total liabilities and stockholders' equity	$363,180			$358,264			$346,434
Net interest income		$1,663			$1,643			$1,832
Net interest rate spread(2)			1.21%			1.25%			1.77%
Net interest-earning assets(3)	$96,396			$94,547			$95,767
Net interest margin(4)			1.92%			1.93%			2.22%
Cost of deposits(5)			2.15%			2.09%			1.34%
Cost of funds(6)			2.24%			2.18%			1.40%
Ratio of interest-earning assets to interest-bearing liabilities	138.62%			138.33%			140.92%

(1) Includes tax equivalent adjustments for municipal securities, based on a statutory tax rate of 21%, of $20,000, $22,000, and $26,000 for the three months ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively.

(2) Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4) Net interest margin represents net interest income divided by average total interest-earning assets.

(5) Cost of deposits represents the total interest paid on deposits, divided by total interest-bearing deposits plus total non-interest-bearing deposits.

(6) Cost of funds represents the total interest paid on liabilities, divided by total interest-bearing liabilities plus total non-interest-bearing deposits.

CFSB Bancorp, Inc. and Subsidiary

Reconciliation of Fully Tax-Equivalent Income

(Unaudited) (In thousands)

	For the Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
Securities interest income (no tax adjustment)	$1,105	$1,083	$965
Tax-equivalent adjustment	20	22	26
Securities (tax-equivalent basis)	$1,125	$1,105	$991
Net interest income (no tax adjustment)	$1,643	$1,621	$1,806
Tax-equivalent adjustment	20	22	26
Net interest income (tax-equivalent adjustment)	$1,663	$1,643	$1,832

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15 Beach Street, Quincy, MA 02170 | 617.471.0750 | colonialfed.com